CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Director of
Electronic Identification, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Electronic Identification, Inc. relating to the Legal and Consulting Plan, of our report dated March 9, 2001, relating to the balance sheets of Electronic Identification, Inc. as at December 31, 2000 and 1999 and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three year period ended December 31, 2000 and for the period from inception on May 14, 1992 to December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-KSB of Electronic Identification, Inc. Our report dated March 9, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada

May 2, 2001